Exhibit 8.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

April 5, 2011

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, WI 53202

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of Bank of Montreal, a Schedule I Bank under the Bank Act (Canada) (“BMO”), including the proxy statement/prospectus forming a part thereof, relating to the proposed merger of Marshall & Ilsley Corporation, a Wisconsin corporation, with and into Mike Merger Sub, LLC, a Delaware limited liability company that is an indirect, wholly owned subsidiary of BMO.

We have participated in the preparation of the discussion set forth in the section entitled “Material United States Federal Income Tax Consequences—The Merger” in the Registration Statement. We hereby confirm to you that, in our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz